Exhibit 4.6
EXECUTION VERSION

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC,
ACEP FINANCE CORP.,
AND EACH OF THE GUARANTORS PARTY HERETO
11% SENIOR SECURED NOTES DUE 2014

INDENTURE
Dated as of August 14, 2009

THE BANK OF NEW YORK MELLON,
Trustee

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03; 13.05
(b)	N.A
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	12.06
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

EXHIBITS
Exhibit A   FORM OF NOTE
Exhibit B   FORM OF CERTIFICATE OF TRANSFER
Exhibit C   FORM OF CERTIFICATE OF EXCHANGE
Exhibit D   FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E   FORM OF NOTATION OF GUARANTEE
Exhibit F   FORM OF SUPPLEMENTAL INDENTURE

     INDENTURE dated as of August 14, 2009 among American Casino & Entertainment Properties LLC (“ACEP” or the “Company”), a Delaware limited liability company and issuer of the Notes, ACEP Finance Corp. (“ACEP Finance,” and together with the Company, the “Issuers” and each an “Issuer”), a Delaware corporation and co-issuer of the Notes, the Guarantors (as defined below) and The Bank of New York Mellon (the “Trustee”), as trustee.
     The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 11% Senior Secured Notes due 2014 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01 Definitions.
     “144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
     “ACEP” means American Casino & Entertainment Properties LLC, and any and all successors thereto.
     “ACEP Finance” means ACEP Finance Corp., and any and all successors thereto.
     “Acquired Debt” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
     “ALTA” means the American Land Title Association, or any successor thereto.
     “Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
     (1) 1.0% of the principal amount of the Note; or

     (2) the excess of:
          (a) the present value at such redemption date of (i) the redemption price of the Note at June 15, 2012, (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through June 15, 2012, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
          (b) the principal amount of the Note.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
     “Aquarius Casino Resort” means that certain hotel and casino located on approximately 18 acres at 1900 South Casino Drive, Laughlin, Nevada, together with all other Improvements and property thereon as described in the Mortgage and all related easements and other property agreements.
     “Arizona Charlie’s Boulder” means that certain hotel and casino located on approximately 24 acres at 4575 Boulder Highway, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon as described in the Mortgage and all related easements and other property agreements.
     “Arizona Charlie’s Decatur” means that certain hotel and casino located on approximately 17 acres at 740 S. Decatur Boulevard, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon as described in the Mortgage and all related easements and other property agreements, including any leased property.
     “Asset Sale” means
     (1) the sale, lease, conveyance or other disposition of property, assets or rights outside the ordinary course of business of ACEP or any of ACEP’s Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of ACEP and its Subsidiaries taken as a whole will be governed by the provisions of this Indenture described in Section 4.16 hereof and/or the provisions described under Section 5.01 hereof and not by the provisions of the Section 4.10 hereof; and
     (2) the issuance or sale of Equity Interests by any of ACEP’s Subsidiaries (other than to ACEP or another Subsidiary).
     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
     (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;
     (2) a transfer of assets between or among ACEP and its Subsidiaries (other than ACEP Finance);
     (3) an issuance of Equity Interests by a Subsidiary of ACEP to ACEP or to a Subsidiary of ACEP;

     (4) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of ACEP, no longer economically practicable to maintain or useful in the conduct of the business of ACEP and its Subsidiaries taken as whole);
     (5) licenses and sublicenses by ACEP or any of its Subsidiaries of software or intellectual property in the ordinary course of business;
     (6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
     (7) the granting of Liens not prohibited by Section 4.13 hereof;
     (8) the sale or other disposition of cash or Cash Equivalents;
     (9) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;
     (10) any Event of Loss;
     (11) any Lease or any grant of easement or Permitted Liens permitted by this Indenture;
     (12) any licensing of trade names or trademarks in the ordinary course of business by ACEP or any of its Subsidiaries;
     (13) any exchange of assets with a Fair Market Value less than $5.0 million (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business of comparable or greater market value or usefulness to the business of ACEP and its Subsidiaries as a whole, as determined in good faith by ACEP;
     (14) any exchange of undeveloped land (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business of comparable or greater market value or usefulness to the business of ACEP and its Subsidiaries as a whole, as determined in good faith by ACEP;
     (15) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and
     (16) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.
     “Asset Sale Offer” has the meaning assigned to that term in this Indenture.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, board of directors of the limited liability company or any committee thereof duly authorized to act on behalf of such board or the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.
     “Business Day” means any day other than a Legal Holiday.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Cash Equivalents” means:
     (1) United States dollars;

     (2) obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;
     (3) federal funds, unsecured certificates of deposit, time deposits, demand deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AA (or the equivalent) by each of the Rating Agencies, and that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;
     (4) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);
     (5) commercial paper rated A-1+ (or the equivalent) by each of the Rating Agencies and having a maturity of not more than 90 days; and
     (6) any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (2) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.
     Notwithstanding the foregoing, “Cash Equivalents” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iii) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index.
     “Casino Lessee Borrower” means, individually or collectively as the context requires, (i) Aquarius Gaming LLC, a Nevada limited liability company, (ii) Stratosphere Gaming LLC, a Nevada limited liability company, (iii) Arizona Charlie’s, LLC, a Nevada limited liability company, and (iv) Fresca, LLC, a Nevada limited liability company, each in its capacity as lessee under its respective Casino Operating Lease, together with their respective successors and permitted assigns.
     “Casino Operating Lease” means, individually or collectively as the context requires, each of those certain amended and restated Casino Lease Agreements dated as of the date of this Indenture, and as the case may be, further amended, modified or supplemented from time to time, each by and between each Property Owner Borrower and a Casino Lessee Borrower, with respect to the Properties.
     “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ACEP and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));
     (2) the adoption of a plan relating to the liquidation or dissolution of the Issuers;
     (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above), other than an employee of The Goldman Sachs Group, Inc. or its affiliates or an entity controlled by one or more employees of The Goldman Sachs Group, Inc. or its affiliates, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ACEP, measured by voting power rather than number of shares; or
     (4) after an initial public offering of ACEP or any direct or indirect parent of ACEP (in either case, the “public company”), the first day on which a majority of the members of the Board of Directors of the public company are not Continuing Directors.
     “Clearstream” means Clearstream Banking, S.A.
     “Collateral” means any and all assets encumbered pursuant to the Security Documents.
     “Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of the date hereof, among the Issuers, each of the subsidiaries of ACEP party thereto and the Collateral Trustee.
     “Collateral Trust Joinder” means (i) with respect to the provisions of the collateral trust agreement relating to any additional Secured Debt permitted to be incurred under this Indenture, an agreement substantially in the form of Exhibit B to the collateral trust agreement and (ii) with respect to the provisions of the collateral trust agreement relating to the addition of additional Guarantors, an agreement substantially in the form of Exhibit C to the collateral trust agreement.
     “Collateral Trustee” means The Bank of New York Mellon, in its capacity as collateral trustee under the collateral trust agreement, together with its successor in such capacity.
     “Company” means American Casino & Entertainment Properties LLC, and any and all successors thereto.
     “Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person:
     (1) increased by, to the extent deducted in computing Consolidated Net Income:
     (a) consolidated interest expense; plus
     (b) provisions for taxes based on income; plus
     (c) total depreciation expense; plus
     (d) total amortization expense; plus
     (e) other non-cash charges, including any write-offs and write- downs, reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period); plus

     (f) actual out-of-pocket transaction costs payable by ACEP pursuant hereto in connection with the closing and syndication of the Transactions; plus
     (g) FF&E expenditures, and
     (2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), and
     (3) increased or decreased by (without duplication) any net gain or loss resulting in such period from hedging obligations and the application of Statement of Financial Standards No. 133, plus or minus, as applicable.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
     (1) all extraordinary or non-recurring gains or losses will be excluded;
     (2) all gains or losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, on an after-tax basis, will be excluded;
     (3) the net income of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;
     (4) the net income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;
     (5) the cumulative effect of a change in accounting principles will be excluded;
     (6) any non-cash compensation deduction as a result of any grant of stock or stock-related instruments to employees, officers, directors or members of management will be excluded;
     (7) any income or loss from discontinued operations will be excluded; and
     (8) any goodwill or other intangible asset impairment charge will be excluded.
     “continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of ACEP who:

     (1) was a member of such Board of Directors on the date of this Indenture; or
     (2) was nominated for election or elected to such Board of Directors with the approval of VoteCo or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuers.
     “Credit Facility” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders, or investors or trustees, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, or the issuance of debt securities pursuant to an indenture or similar instrument, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require ACEP to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that ACEP may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that ACEP and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

     “Domestic Subsidiary” means any Subsidiary of ACEP that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of ACEP.
     “Equally and Ratably” means, in reference to sharing of Liens or proceeds thereof as among holders of Secured Debt Obligations, that such Liens or proceeds:
     (1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt when the allocation or distribution is made, and thereafter;
     (2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Debt Obligations) to the Secured Debt Representative for each outstanding Series of Secured Debt Obligations, for the account of the holders of any remaining Secured Debt Obligations, ratably in proportion to the aggregate unpaid amount of such remaining Secured Debt Obligations due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means a public or private sale either (1) of Equity Interests of ACEP by ACEP (other than Disqualified Stock and other than to a Subsidiary of ACEP) or (2) of Equity Interests of a direct or indirect parent entity of ACEP (other than to ACEP or a Subsidiary of ACEP) to the extent that the net proceeds therefrom are contributed to the common equity capital of ACEP.
     “Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
     “Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral having a Fair Market Value (or replacement cost, if greater) in excess of $7.5 million, any of the following: (1) any loss, destruction or damage of such property or asset; (2) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (3) any settlement in lieu of clause (2) above.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.
     “Exchange Offer” has the meaning set forth in the Registration Rights Agreement.
     “Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

     “Existing Indebtedness” means Capital Lease Obligations outstanding as of the date of this Indenture not to exceed $2,512,000.
     “FF&E” means all fixtures, furniture, furnishings, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of the Improvements), apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of that portion of Improvements to be used as a hotel or a casino, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel, gaming and spa equipment necessary for the operation of any portion of the Improvements, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking spaces, spa and recreational facilities, (iii) design and project fees, shipping costs, taxes and installation; and (iv) all other furnishings and equipment as ACEP deems necessary or desirable for the operation of that portion of Improvements to be used as a hotel or casino.
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined (unless otherwise provided in this Indenture), (i) for amounts exceeding $5.0 million, in good faith by the Board of Directors of ACEP and (ii) for amounts less than $5.0 million, in good faith by ACEP.
     “First Priority Lien Obligations” means the aggregate amount of (i) the Notes, (ii) all secured Indebtedness incurred pursuant to any Credit Facility (including any letters of credit issued thereunder) secured by a lien incurred pursuant to clause (1) of the definition of Permitted Liens and (iii) all Capital Lease Obligations.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
     “Gaming Authorities” means, in any jurisdiction in which a Property is located, the applicable gaming board, commission, or other governmental gaming regulatory authority, body or agency which (a) has, or may at any time after the date of this Indenture have, jurisdiction over the gaming activities at the Property or (b) is, or may at any time after the date of this Indenture be, responsible for interpreting, administering and enforcing the Gaming Laws.
     “Gaming Laws” means all applicable constitutions, treatises, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gaming, gambling or casino or casino-related activities and all rules, rulings, orders, ordinances and regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or casino or casino-related activities of the Issuers or any of their Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.
     “Gaming License” means, in any jurisdiction in which a Property is located, any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming or gambling business or the operation of a casino under the Gaming Laws or required by the Gaming Authorities or otherwise necessary for the operation of gaming, the gaming business (including a racebook and/or sports wagering) or a resort casino.
     “Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

     “Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.
     “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.
     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
     “Guarantors” means any Subsidiary of ACEP that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other hedging arrangement of any sort.
     “Hotel Lessee Borrower” means, individually or collectively as the context requires, (i) Aquarius Gaming LLC, a Nevada limited liability company, (ii) Stratosphere Gaming LLC, a Nevada limited liability company, (iii) Arizona Charlie’s, LLC, a Nevada limited liability company, and (iv) Fresca, LLC, a Nevada limited liability company, each in its capacity as lessee under its respective Hotel Operating Lease, together with their respective successors and permitted assigns.
     “Hotel Operating Lease” means, individually or collectively as the context requires, each of those certain amended and restated Hotel Lease Agreements dated as of the date of this Indenture, and as the case may be, further amended, modified or supplemented from time to time, each by and between each Property Owner Borrower and a Hotel Lessee Borrower, with respect to the Properties.
     “Holder” means a Person in whose name a Note is registered.
     “IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.
     “Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than 1.0% of the total assets of ACEP and its Subsidiaries and whose total revenues for the most recent 12-month period do not exceed 1.0% of the consolidated gross revenues of ACEP and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that: (a) at no time shall (i) the total assets of all Immaterial Subsidiaries, in the aggregate, exceed 2.0% of the total assets of ACEP and its Subsidiaries at such date or (ii) the gross revenues of all Immaterial Subsidiaries, in the aggregate, exceed 2.0% of the consolidated gross revenues of ACEP and its Subsidiaries for such period, in each case determined in accordance with GAAP; (b) if the total assets or gross revenues of all Subsidiaries so designated by ACEP as “Immaterial Subsidiaries” (and not redesignated) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed not to be Immaterial Subsidiaries unless and until the ACEP shall redesignate one or more as not Immaterial Subsidiaries, in each case in a written notice to the Trustee, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits and (c) a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of ACEP.
     “Improvements” means all buildings, structures and other improvements, now or at any time situated, placed or constructed upon any land which is part of the Properties.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and Trade Payables), whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) representing Capital Lease Obligations in respect of sale and leaseback transactions;
     (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
     (6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
     “Initial Purchaser” means Goldman, Sachs & Co.
     “Insolvency or Liquidation Proceeding” means:
     (1) any case commenced by or against any Issuer or any Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any

Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to any Issuer or any Guarantor or any similar case or proceeding relative to any Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;
     (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
     (3) any other proceeding of any type or nature in which substantially all claims of creditors of any Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.
     “Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If ACEP or any Subsidiary of ACEP sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of ACEP such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of ACEP, ACEP will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of ACEP’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph Section 4.07 hereof. The acquisition by ACEP or any Subsidiary of ACEP of a Person that holds an Investment in a third Person will be deemed to be an Investment by ACEP or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     “Lease” means any lease (including, without limitation, the Operating Lease), license, letting, concession, occupancy agreement, sublease to which Property Owner Borrower or Lessee Borrower is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which ACEP is a lessor, existing as of the date of this Indenture or hereafter entered into by ACEP, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, excluding short-term agreements in the ordinary course of business pursuant to which hotel rooms and facilities are made available to individual hotel guests.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

     “Lessee Borrower” means, individually or collectively as the context requires, each Hotel Lessee Borrower and Casino Lessee Borrower.
     “Letter of Transmittal” means the letter of transmittal to be prepared by the Issuers and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Material Gaming License” means any Gaming License that the loss, suspension, revocation, termination or material impairment of which, individually or in the aggregate, would materially adversely affect any Property and such Property is the principal asset of a Significant Subsidiary or if such Property (considered separately) would constitute a Significant Subsidiary if it were the only asset in a Significant Subsidiary.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage” means that certain deed of trust, assignment of rents and leases, security agreement and fixture filing encumbering the Properties executed by Property Owner Borrower as of the date of this Indenture, as the same may from time to time be modified or replaced in accordance herewith.
     “Net Asset Sale Proceeds” means the aggregate cash proceeds and Cash Equivalents received by ACEP or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.
     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:
     (a) any Asset Sale; or
     (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     “Net Loss Proceeds” means the aggregate cash proceeds received by ACEP or any of its Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and expenses), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss and any taxes paid or payable as a result thereof (including, without limitation, any taxes paid or payable by an owner of ACEP or any Subsidiary).
     “Nevada Gaming Authorities” means the Nevada State Gaming Control Board, the Nevada Gaming Commission, Clark County, Nevada and the City of Las Vegas, Nevada.
     “Non-U.S. Person” means a Person who is not a U.S. Person.
     “Note Documents” means this Indenture, the Notes and the Security Documents.
     “Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
     “Notes” has the meaning assigned to it in the preamble to this Indenture.
     “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.
     “Officers’ Certificate” means a certificate signed on behalf of the applicable Issuer by two Officers of such Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer, that meets the requirements of Section 13.05 hereof.
     “Operating Lease” means, individually or collectively as the context requires, each Hotel Operating Lease and Casino Operating Lease.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Issuers or the Trustee.
     “Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
     “Permitted Business” means the casino gaming, hotel, retail, conference center and entertainment mall and resort business (including, without limitation, the business contemplated by the Properties in the offering circular) and any activity or business incidental, directly related or similar thereto (including owning interests in Subsidiaries, operating a conference center and meeting facilities, owning and operating or licensing the operation of retail and entertainment facilities and acting as manager or consultant to Affiliates or third parties engaged in such business), or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
     “Permitted Investments” means:
     (1) any Investment in ACEP or in a Subsidiary of ACEP that is a Guarantor;
     (2) any Investment in cash and Cash Equivalents;
     (3) any Investment by ACEP or any Subsidiary of ACEP in a Person, if as a result of such Investment:
     (a) such Person becomes a Subsidiary of ACEP and a Guarantor; or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ACEP or a Subsidiary of ACEP that is a Guarantor;
     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.16 hereof;
     (5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ACEP;
     (6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of ACEP or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;
     (7) loans or advances to employees made in the ordinary course of business of ACEP or any Subsidiary of ACEP in an aggregate principal amount not to exceed $500,000 at any one time outstanding;
     (8) repurchases of the Notes;
     (9) any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a guarantee of Indebtedness of an Affiliate of ACEP that is not a Subsidiary of ACEP;
     (10) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;
     (11) Investments acquired after the date of this Indenture as a result of the acquisition by ACEP or any Subsidiary of ACEP of another Person, including by way of a merger, amalgamation or consolidation with or into ACEP or any of its Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the date of this Indenture to the extent that such

Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
     (12) any grant to any Subsidiary of ACEP of gaming or other rights derivative of any Material Gaming License; and
     (13) any Investment by ACEP or any of its Subsidiaries in a Permitted Business having an aggregate Fair Market Value (measured at the time made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed $10.0 million; provided, such amount shall be increased by an additional $5.0 million on June 15, 2010 and each anniversary thereof while the Notes remain outstanding.
     “Permitted Liens” means:
     (1) liens created by or granted pursuant to any Credit Facility that are pari passu with or, at the option of ACEP, subordinated to the Liens created by or pursuant to the Security Documents to secure the Notes; provided, that the incurrence of such Lien is subject to the Secured Debt Representative of the Indebtedness secured by such Lien entering into a Collateral Trust Joinder to the collateral trust agreement in the form attached thereto and agreeing to be bound thereby;
     (2) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation or regulatory requirements, deposits made in the ordinary course to secure liability to insurance carriers; good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or to leases to which ACEP or any of its Subsidiaries is a party; deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secured, bid, surety or appeal bonds to which such Person is a party; deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
     (3) the Liens created by or pursuant to the Security Documents;
     (4) all Liens and other matters specifically disclosed on Schedule B of the Qualified Title Insurance Policies issued to the Collateral Trustee in connection with the issuance of the Notes;
     (5) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;
     (6) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanic’s Liens incurred in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings, provided that the holder of such Lien has not commenced foreclosure proceedings in respect of such Lien;
     (7) any attachment, award or judgment Lien, provided that the judgment it secures shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 60 days after the expiration of any such stay, provided that the holder of such Lien has not commenced foreclosure proceedings in respect of such Lien;
     (8) Liens existing on the date of this Indenture;
     (9) Liens created in connection with Capital Lease Obligations, mortgage financings or purchase money obligations to the extent such Indebtedness permitted to be incurred pursuant to Section 4.09(b)(6) hereof;
     (10) Liens in favor of issuers of performance and surety bonds or bid bonds with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of ACEP or any of its Subsidiaries in the ordinary course of business;
     (11) (i) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of ACEP or any of its Subsidiaries or to the ownership of its properties which in each case were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, (ii) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of ACEP or any of its Subsidiaries and do not secure any Indebtedness and (iii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by ACEP and its Subsidiaries in the ordinary course of business;
     (12) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such Subsidiary; provided, further, that such Liens may not extend to any other property owned by the ACEP or any other Subsidiary of ACEP;
     (13) (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by ACEP or any of its Subsidiaries in the ordinary course of business; and (iii) Liens on specific items of inventory of other goods and proceeds of any ACEP or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (14) Liens to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;
     (15) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution;
     (16) grants of software and other technology licenses in the ordinary course of business;

     (17) Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of goods in the ordinary course of business; and
     (18) Liens on the equipment of ACEP or any Subsidiary granted in the ordinary course of business to ACEP’s or such Subsidiary’s client at which such equipment is located.
     “Permitted Prior Liens” means:
     (1) Liens described in clauses (8), (9) and (12) of the definition of “Permitted Liens” under this Indenture; and
     (2) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Security Documents.
     “Permitted Refinancing Indebtedness” means any Indebtedness of ACEP or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of ACEP or any of its Subsidiaries (other than intercompany Indebtedness); provided that:
     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;
     (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
     (4) such Indebtedness is incurred either by ACEP or by the Subsidiary of ACEP that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Issuers, each of the subsidiaries of ACEP party thereto and the Collateral Trustee.

     “Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
     “Properties” means the Stratosphere, the Aquarius Casino Resort, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. A “Property” means any of the foregoing Properties and other properties that may be acquired.
     “Property Owner Borrower” means, W2007 Stratosphere Propco, L.P., W2007 Stratosphere Land Propco, L.P., W2007 Aquarius Propco, L.P., W2007 Arizona Charlie’s Propco, L.P. and W2007 Fresca Propco, L.P., individually or collectively as the context may require.
     “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
     “Qualified Title Insurance Policy” means an ALTA extended coverage mortgagee’s title insurance policy for each of the Properties.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 14, 2009, between the Issuers, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.
     “Regulation S” means Regulation S promulgated under the Securities Act.
     “Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.
     “Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and who has direct responsibility for the administration of this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who has direct responsibility for the administration of this Indenture.
     “Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
     “Restricted Global Note” means a Global Note bearing the Private Placement Legend.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “Rule 144A” means Rule 144A promulgated under the Securities Act.
     “Rule 903” means Rule 903 promulgated under the Securities Act.
     “Rule 904” means Rule 904 promulgated under the Securities Act.
     “S&P” means Standard & Poor’s Ratings Group.

     “Sale of Collateral” means any Asset Sale involving a sale, lease or other disposition of Collateral.
     “SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.
     “Secured Debt” means:
     (1) the Notes issued on the date of this Indenture (including any related Exchange Notes); and
     (2) Indebtedness under any Credit Facility that is secured Equally and Ratably with the Notes by a Secured Debt Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document;
     provided, in the case of any Indebtedness referred to in clause (2) of this definition, that:
     (a) on or before the date on which such Indebtedness is incurred by any Issuer or any Guarantor, such Indebtedness is designated by the Issuers as “Secured Debt” for the purposes of the Secured Debt Documents in an additional secured debt designation executed and delivered in accordance with the collateral trust agreement;
     (b) the Secured Debt Representative for such Indebtedness executes and delivers a Collateral Trust Joinder; and
     (c) all other requirements set forth in the collateral trust agreement have been complied with.
     “Secured Debt Documents” means, collectively, the Note Documents and this Indenture, credit agreement or other agreement governing each other Series of Secured Debt and the Security Documents.
     “Secured Debt Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of any Issuer or any Guarantor to secure Secured Debt Obligations.
     “Secured Debt Obligations” means Secured Debt and all other Obligations in respect thereof.
     “Secured Debt Representative” means:
     (1) in the case of the Notes, the Trustee; or
     (2) in the case of any other Series of Secured Debt, the trustee, agent or representative of the holders of such Series of Secured Debt who maintains the transfer register for such Series of Secured Debt and (A) is appointed as a Secured Debt Representative (for purposes related to the administration of the Security Documents) pursuant to this Indenture, credit agreement or other agreement governing such Series of Secured Debt, together with its successors in such capacity and (B) that has executed a Collateral Trust Joinder.
     “Secured Indebtedness Leverage Ratio” means, with respect to any Person, as of the date of determination, the ratio of (i) First Priority Lien Obligations of such Person and its Subsidiaries as of such date (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated EBITDA of such Person and its Subsidiaries for the four most recently ended full fiscal quarters for which internal financial statements are available immediately preceding such date on which additional Indebtedness is incurred. In the event that the Issuers or any of their Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness as of the same had occurred at the beginning of the applicable four-quarter period.
     In addition, for purposes of calculating the Secured Indebtedness Leverage Ratio:
     (1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of determination, or that are to be made on the date of determination, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;
     (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the date of determination, will be excluded;
     (3) any Person that is a Subsidiary on the date of determination will be deemed to have been a Subsidiary at all times during such four-quarter period; and
     (4) any Person that is not a Subsidiary on the date of determination will be deemed not to have been a Subsidiary at any time during such four-quarter period.
     “Secured Parties” means the holders of Secured Debt Obligations and the Secured Debt Representatives.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security Documents” means the collateral trust agreement, each Collateral Trust Joinder and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by any Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and terms of the collateral trust agreement.
     “Series of Secured Debt” means, severally, the Notes and each other issue or series of Secured Debt for which a single transfer register is maintained.
     “Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation
S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this Indenture.
     “Special Interest” has the meaning assigned to that term pursuant to the Registration Rights Agreement.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Stratosphere” means that certain hotel, casino, tower and vacant land located on approximately 34 acres at 2000 Las Vegas Boulevard South, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon as described in the Mortgage and all related easements and other property agreements.
     “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
     “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
     “Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Properties or ACEP with respect to the Properties or rents therefrom or which may become Liens upon any of the Properties, without deduction for any amounts reimbursable to ACEP by third parties.
     “Trade Payables” means unsecured amounts payable by or on behalf of ACEP for or in respect of the operation of the Properties in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Properties or ACEP and the capitalized amount of any ordinary-course financing leases.

     “Transactions” means the offering of the Notes hereby and the concurrent repayment of ACEP’s existing senior secured term loan, which is governed by the Loan Agreement, dated as of June 25, 2009, among Goldman Sachs Commercial Mortgage Capital, L.P., as initial lender, ACEP, each other party identified as a borrower on the signature pages thereto, Archon Group, L.P., as administrative agent, and Wells Fargo Bank, N.A., as collateral agent.
     “Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
     “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2012; provided, however, that if the period from the redemption date to June 15, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trustee” means The Bank of New York Mellon until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
     “Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
     “U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
     “VoteCo” means W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company.
     “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.

     “Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
Section 1.02 Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.12
“Asset Sale Offer”	3.10
“Authentication Order”	2.02
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.10
“Offer Period”	3.10
“Paying Agent”	2.03
“Payment Account”	4.01
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.10
“Registrar”	2.03
“Restricted Payments”	4.07
Section 1.03 Incorporation by Reference of Trust Indenture Act.
     Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
     The following TIA terms used in this Indenture have the following meanings:
     “indenture securities” means the Notes;
     “indenture security Holder” means a Holder of a Note;
     “indenture to be qualified” means this Indenture;
     “indenture trustee” or “institutional trustee” means the Trustee; and
     “obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.
     All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) words in the singular include the plural, and in the plural include the singular;
     (5) “will” shall be interpreted to express a command;
     (6) provisions apply to successive events and transactions; and
     (7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
ARTICLE 2
THE NOTES
Section 2.01 Form and Dating.
     (a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
     The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
     (b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or, if the Custodian and the Trustee are not the same Person, by the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02 Execution and Authentication.
     At least one Officer of each Issuer must sign the Notes for the Issuers by manual, portable document format (“pdf”) or facsimile signature.
     If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
     A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
     The Trustee will, upon receipt of a written order of the Company signed by an Officer of each of the Issuers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
     The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate and deliver the Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication and delivery by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.
Section 2.03 Registrar and Paying Agent.
     The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
     The Issuers initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
     The Issuers initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
Section 2.04 Paying Agent to Hold Money in Trust.
     The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.
Section 2.05 Holder Lists.
     The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).
Section 2.06 Transfer and Exchange.
     (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:
     (1) the Issuers delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary; or
     (2) the Issuers in their sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.
     Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.
     (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
     (1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).
     (2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
     (A) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
     (B) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.
Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
     (3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
     (A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

     (B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
     (C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;
     (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
     (C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
     (ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an

Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.
     Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
     (c) Transfer or Exchange of Beneficial Interests for Definitive Notes.
     (1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
     (A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
     (B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
     (F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
     (G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global

Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
     (2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;
     (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
     (C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
     (ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     (3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3)will not bear the Private Placement Legend.
(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.
     (1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
     (A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
     (B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
     (F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
     (G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.
     (2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;
     (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
     (C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
     (ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
     (3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.

Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
     If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
     (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
     (1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
     (A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
     (B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
     (C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;
     (B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

     (C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
     (ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     (3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
     (f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:
     (1) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of either of the Issuers; and
     (2) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of either of the Issuers.
     Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount. The Trustee is not responsible for any determination of the Issuers with respect to a Letter of Transmittal and may rely solely on the Authentication Order delivered to it.

     (g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1) Private Placement Legend.
     (A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”
     (B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
     (2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A

NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
     (3) Original Issue Discount Legend. Each Note will bear a legend in substantially the following form:
“FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS SECURITY, THE ISSUE PRICE IS $830, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $170, THE ISSUE DATE IS AUGUST 14, 2009 AND THE YIELD TO MATURITY IS 16.220% PER ANNUM.”
     (h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
     (i) General Provisions Relating to Transfers and Exchanges.
     (1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
     (2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.11, 4.16 and 9.05 hereof).
     (3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

     (4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
     (5) Neither the Registrar nor the Issuers will be required:
     (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
     (B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part;
     (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date; or
     (D) to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer, an Asset Sale Offer or an Event of Loss Offer.
     (6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.
     (7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
     (8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
Section 2.07 Replacement Notes.
     (a) If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge for their expenses in replacing a Note.
     (b) Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.
     (a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of an Issuer holds the Note.
     (b) If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
     (c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     (d) If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09 Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with an Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.
Section 2.10 Temporary Notes.
     Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers will prepare and the Trustee will, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.
     Holders of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11 Cancellation.
     The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy or dispose of canceled Notes (subject to the record retention requirement of the Exchange Act). Confirmation of the destruction or disposal of all canceled Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.
     If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01 Notices to Trustee.
     If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
     (1) the clause of this Indenture pursuant to which the redemption shall occur;
     (2) the redemption date;
     (3) the principal amount of Notes to be redeemed; and
     (4) the redemption price.
Section 3.02 Selection of Notes to Be Redeemed or Purchased.
     (a) If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.
     (b) In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
     (c) The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase. The Trustee’s determination of Notes for purchase or redemption shall be final and binding on all parties.
Section 3.03 Notice of Redemption.
     (a) Subject to the provisions of Section 3.10 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 and 11 hereof.
     (b) The notice will identify the Notes to be redeemed and will state:
     (1) the redemption date;
     (2) the redemption price;
     (3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
     (4) the name and address of the Paying Agent;
     (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (6) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
     (7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
     (c) At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. The notice, if mailed in the manner provided herein, shall be presumed to have been given, whether or not the Holder receives such notice.
Section 3.04 Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date, unless the Issuers default in making the applicable redemption payment. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.
     (a) Not later than 10:00 a.m., New York City time, on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased. The Trustee shall deposit all funds received from the Issuers with respect to redemption or purchase under this Article 3 into the Payment Account.
     (b) If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06 Notes Redeemed or Purchased in Part.
     Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
Section 3.07 Optional Redemption.
     (a) At any time prior to June 15, 2012, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 111% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by ACEP; provided that:
     (1) at least 50% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Issuers and their Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
     (b) In addition, not more than once during each twelve-month period ending on June 15 of 2010, 2011 and 2012, the Issuers may redeem up to 5% of the aggregate principal amount of Notes issued on the date of this Indenture, in each such twelve-month period, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 102% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date).

     (c) At any time prior to June 15, 2012, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
     (d) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to June 15, 2012.
     (e) On or after June 15, 2012, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	105.500%
2013 and thereafter	100.000%
     Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
     (f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Section 3.08 Mandatory Disposition Pursuant to Gaming Laws.
     If the Gaming Authority of any jurisdiction in which the Issuers or any of their subsidiaries do business, now or in the future, requires that a Person who is a Holder or the Beneficial Owner of Notes be licensed, qualified or found suitable under applicable Gaming Laws and such Holder or Beneficial Owner, as the case may be, does not receive a license or is found unsuitable, the Issuers shall have the right, at their option, to either require such Person to dispose of its Notes or beneficial interest therein within 30 days (or such earlier date as required by the applicable Gaming Laws or Gaming Authority), or redeem such Notes. If the Issuers choose to redeem such Notes, they shall redeem such Notes at a redemption price for each $1,000 principal amount of notes equal to:
     (a) the lesser of
     (1) $1,000 plus accrued and unpaid interest, including Special Interest, if any, to a date specified by the Issuers or
     (2) the price at which such Holder or Beneficial Owner acquired the Notes, together with accrued and unpaid interest, including Special Interest, if any, to a date specified by the Issuers; or
     (b) such other amount as may be required by applicable law or by order of any applicable Gaming Authority.
     It is understood and agreed that Nevada Gaming Laws limit the rights of ACEP, the Trustee, the Holders and the beneficial owners of the Notes as follows: (i) failure to file an application and the required deposit, when required to do so by Nevada Gaming Laws or any Gaming Authority, within the time frame prescribed by Nevada Gaming Laws or such Gaming Authority may result in the Person being denied a license or found unsuitable; (ii) any Person denied a license or found unsuitable shall not hold directly or indirectly the beneficial ownership of any voting security, nonvoting security or debt security of a company registered with the Nevada Gaming Commission (such as ACEP) beyond the time prescribed by the Nevada Gaming Commission; (iii) ACEP may be prohibited from paying any person denied a license or found unsuitable any dividend or interest on such security after the date on which ACEP receives notice of the finding; (iv) the person denied a license or found unsuitable shall not directly or indirectly continue to hold any voting security, nonvoting security or debt security in ACEP or its subsidiaries beyond the time prescribed by the Nevada Gaming Commission; and (v) ACEP may be prohibited from paying the person more for its interest than such person paid for such interest or the fair market value of such interest on the date of the denial of such license or finding of unsuitability. In no event shall the Trustee incur any liability as a result of any Person not being licensed or qualified or being found unsuitable under Nevada Gaming Law.
Section 3.09 Mandatory Redemption.
     Other than in connection with the provisions described in Section 3.08, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.10 Offer to Purchase by Application of Excess Proceeds.
     (a) In the event that the Issuers are required to commence an offer to all Holders to purchase Notes pursuant to Section 4.10 hereof (an “Asset Sale Offer”) or pursuant to Section 4.11 hereof (an “Event of Loss Offer”), ACEP will follow the procedures specified in Section 4.10 or Section 4.11, as applicable.
     (b) The Asset Sale Offer or the Event of Loss Offer, as the case may be, shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer or Event of Loss Offer, as the case may be, will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers will purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) in the amount required pursuant to Section 4.10 or Section 4.11, as applicable (the “Offer Amount”), or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer or Event of Loss Offer, as applicable. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
     (c) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Special Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable.
     (d) Upon the commencement of an Asset Sale Offer of Event of Loss Offer, as the case may be, the Issuers will send, by first class mail, a notice to each of the Holders, with a copy by overnight mail to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable. The notice, which will govern the terms of the Asset Sale Offer or the Event of Loss Offer, as the case may be, will state:
     (1) that the Asset Sale Offer or Event of Loss Offer, as applicable, is being made pursuant to this Section 3.10 and Section 4.10 or Section 4.11, as applicable, hereof and the length of time the Asset Sale Offer or Event of Loss Offer, as the case may be, will remain open;
     (2) the Offer Amount, the purchase price and the Purchase Date;
     (3) that any Note not tendered or accepted for payment will continue to accrue interest and Special Interest, if any;
     (4) that, unless the Issuers defaults in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable, will cease to accrue interest and Special Interest, if any, after the Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or Event of Loss Offer, as applicable, may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;
     (6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer or Event of Loss Offer, as the case may be, will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (7) that Holders will be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuers will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and
     (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
     (e) On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the portion of the Offer Amount of Notes attributable to the Notes tendered pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable, or if less than the portion of the Offer Amount attributable to the Notes has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.10. The Issuers, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Asset Sale Offer or Event of Loss Offer, as the case may be, on the Purchase Date.
     Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
ARTICLE 4
COVENANTS
Section 4.01 Payment of Notes.
     The Issuers will pay or cause to be paid the principal of, premium on, if any, interest and Special Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Special Interest, if any, will be considered paid on the date due if the Paying Agent, if other than an Issuer or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due. The Issuers will pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. The Trustee will establish a payment account (the “Payment Account”) into which the Issuers shall deposit such funds for the payment of principal, interest and Special Interest, if any, on such due dates. Upon the failure or inability of the Paying Agent to make any payment of principal, interest, Special Interest, if any, redemption or purchase amounts on the payment date for any such amounts, the Paying Agent will in no event be responsible or liable for interest on such overdue payments in the amounts stated in Section 3.05(b) or this Section 4.01.
     The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02 Maintenance of Office or Agency.
     The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of

New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.
Section 4.03 Reports.
     (a) Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, ACEP will furnish to the Holders or cause the Trustee to furnish to the Holders (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:
     (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if ACEP were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by ACEP’s certified independent accountants; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if ACEP were required to file such reports.
     (b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, ACEP will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
     (c) If, at any time, ACEP is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, ACEP will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. ACEP will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept ACEP’s filings for any reason, ACEP will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if ACEP were required to file those reports with the SEC.
     (d) In addition, the Issuers and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act
     (e) The Issuers will also:
     (1) within 15 business days after furnishing to the Trustee the annual and quarterly reports required by Section 4.03(a)(1) hereof, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and
     (2) provide notice no fewer than three business days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at ACEP to obtain such information.
Section 4.04 Compliance Certificate.
     (a) The Issuers and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuers and the Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, interest or Special Interest, if any, on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.
     (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a)(1) above shall be accompanied by a written statement of ACEP’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that ACEP has failed to comply with the provisions of Article 4 or Article 5 hereof insofar as they relate to financial or accounting matters or, if an event of noncompliance has come to their attention, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such event of noncompliance.
     (c) So long as any of the Notes are outstanding, ACEP will deliver to the Trustee, within five Business Days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action ACEP is taking or proposes to take with respect thereto.
Section 4.05 Taxes.
     The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06 Stay, Extension and Usury Laws.
     The Issuers and each of the Guarantors covenants (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07 Restricted Payments.
     (a) ACEP will not, and will not permit any of its Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of ACEP’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving ACEP or any of its Subsidiaries) or to the direct or indirect holders of ACEP’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ACEP and other than dividends or distributions payable to ACEP or a Subsidiary of ACEP);
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving ACEP) any Equity Interests of ACEP or any direct or indirect parent of ACEP;
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of ACEP or any of its Subsidiaries (excluding any intercompany Indebtedness between or among ACEP and any of its Subsidiaries), that is not Permitted Debt; or
     (4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”).
     (b) So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the provisions of Section 4.07(a) hereof will not prohibit:
     (1) the payment of any dividend, the making of any distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;
     (2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of ACEP) of, Equity Interests of ACEP (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to ACEP, the proceeds of the exercise or warrants, options or other similar instruments or the conversion of debt or Disqualified Stock to common equity, in all cases after the date of the indenture; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 hereof; provided, further, that in the case of any Restricted Investment, the sale or contribution need not be substantially concurrent;
     (3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of ACEP to the holders of its Equity Interests on a pro rata basis;

     (4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of ACEP or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ACEP or any Subsidiary of ACEP held by any current or former officer, director or employee of ACEP or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $750,000 in any twelve-month period;
     (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
     (7) payments of cash, dividends, distributions, advances or other Restricted Payments by ACEP or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person; and
     (8) since the date of this Indenture, other Restricted Payments in an aggregate amount not to exceed $3.0 million at any time outstanding.
     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by ACEP or such Subsidiary, as the case may be, pursuant to the Restricted Payment.
Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.
     (a) ACEP will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock to ACEP or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to ACEP or any of its Subsidiaries;
     (2) make loans or advances to ACEP or any of its Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to ACEP or any of its Subsidiaries.
     (b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
     (1) agreements in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;
     (2) this Indenture, the Notes, the Note Guarantees and the Security Documents;
     (3) applicable law, rule, regulation or order (including, without limitation, any order of registration and any amendments thereto issued by the Nevada Gaming Authorities with respect to ACEP or any of its Subsidiaries);
     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by ACEP or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;
     (5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
     (6) purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business;
     (7) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;
     (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (9) Liens permitted to be incurred under the provisions of Section 4.13 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
     (10) provisions limiting the disposition or distribution of assets or property and other similar customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment);
     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (12) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case entered into in the ordinary course of business; and
     (13) secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof that limit the right of the debtor to dispose of the assets or properties securing the Indebtedness.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.
     (a) ACEP will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and ACEP will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock.
     (b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (1) the incurrence by ACEP of Indebtedness under a Credit Facility and the issuance and creation of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ACEP and its Subsidiaries thereunder) up to an aggregate principal amount at any one time outstanding not to exceed $20.0 million; provided, that such Indebtedness may only be incurred if the Secured Indebtedness Leverage Ratio of ACEP and its Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been less than or equal to 3.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred at the beginning of such four-quarter period;
     (2) obligations contained in a customary owner’s affidavit to a title policy;
     (3) obligations to return or repay tenant security deposits;
     (4) contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of the Properties;
     (5) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;
     (6) the incurrence by ACEP or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of ACEP or any of its Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed $5.0 million at any time outstanding;
     (7) the incurrence by ACEP or any of its Subsidiaries of Indebtedness arising in respect of (i) letters of credit, bankers’ acceptances, worker’s compensation claims, payment obligations in connection with self-insurance or similar obligations and bid, appeal and surety bonds, in each case in the ordinary course of business and (ii) completion guarantees (to the extent that the incurrence thereof does not result in the incurrence of any direct or indirect obligation for the payment of borrowed money of others);

     (8) the incurrence by ACEP or any of its Subsidiaries of Indebtedness arising from agreements of ACEP or its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or properties or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or properties or a Subsidiary for the purpose of financing such acquisition; provided, however, that:
          (a) such Indebtedness is not reflected on the balance sheet of ACEP or any of its Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this subclause (a)); and
          (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the net proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by ACEP and its Subsidiaries in connection with such disposition.
     (9) the incurrence by ACEP or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under clauses (5), (6), (9), (14) and (15) of this Section 4.09(b);
     (10) the incurrence by ACEP or any of the Guarantors of intercompany Indebtedness between or among ACEP and any of the Guarantors; provided, however, that: (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than ACEP or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either ACEP or a Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by ACEP or such Guarantor, as the case may be, that was not permitted by this clause (10);
     (11) the issuance by any of ACEP’s Subsidiaries to ACEP or to any of its Subsidiaries of shares of preferred stock; provided, however, that:
          (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than ACEP or a Subsidiary of ACEP; and
          (b) any sale or other transfer of any such preferred stock to a Person that is not either ACEP or a Subsidiary of ACEP, will be deemed, in each case, to constitute an issuance of such preferred stock by such Subsidiary that was not permitted by this clause (11);
     (12) the guarantee by ACEP or any of the Guarantors of Indebtedness of ACEP or a Subsidiary of ACEP to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

     (13) the incurrence by ACEP or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
     (14) the incurrence by ACEP or any of its Subsidiaries of the Existing Indebtedness; and
     (15) the incurrence by ACEP or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $7.0 million.
     ACEP will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of ACEP or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of ACEP solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.
     For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, ACEP will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant. For purposes of determining compliance with any U.S. dollar- denominated restriction on the incurrence of Indebtedness, the U.S. dollar- equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that ACEP or any Subsidiary of ACEP may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
     The amount of any Indebtedness outstanding as of any date will be:
     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

     (A) the Fair Market Value of such assets at the date of determination; and
     (B) the amount of the Indebtedness of the other Person.
Section 4.10 Asset Sales.
     ACEP will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:
     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Asset Sale;
     (2) ACEP (or the applicable Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;
     (3) with respect to any Asset Sale involving consideration or property in excess of $2.5 million, such Fair Market Value is evidenced by a resolution of the Board of Directors of ACEP set forth in an officers’ certificate delivered to the Trustee;
     (4) at least 75% of the consideration received in the Asset Sale by ACEP or such Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:
     (A) any liabilities, as shown on ACEP’s most recent consolidated balance sheet, of ACEP or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or such Subsidiary’s obligations under any Note Guarantee) that are assumed by the transferee of any such assets;
     (B) any securities, notes or other obligations received by ACEP or any such Subsidiary from such transferee that converted by ACEP or such Subsidiary into cash within 180 days after receipt thereof, to the extent of the cash received in that conversion; and
     (C) any stock or assets of the kind referred to in clauses (1) or (3) of the next paragraph of this Section 4.10; and
     (5) in the case of a Sale of Collateral or the sale of the Capital Stock of any Subsidiary, in addition to compliance with clauses (1) through (4) above, ACEP (or the applicable Subsidiary, as the case may be) will deposit the Net Asset Sale Proceeds therefrom as Collateral in a segregated account (a “Collateral Proceeds Account”) (i) held by the collateral trustee to secure the Secured Debt Obligations and (ii) to be used by ACEP or the applicable Subsidiary in the manner described in the next two succeeding paragraphs.
     Within 360 days after the receipt of any Net Asset Sale Proceeds from an Asset Sale, which period may be extended for an additional 180 days with respect to any agreement signed within the initial 360 day period to apply the Net Asset Sale Proceeds as provided in clauses (1) through (3) below, ACEP (or the applicable Subsidiary, as the case may be) may apply such Net Asset Sale Proceeds (including those Net Asset Sale Proceeds held in a Collateral Proceeds Account):

     (1) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of ACEP;
     (2) to make a capital expenditure and/or an expenditure in respect of FF&E to the extent permitted under this Indenture; or
     (3) to acquire other assets that are not classified as current assets under GAAP (or current assets that are incidental to such non-current assets) and that are used or useful in a Permitted Business;
provided, however, that with respect to any assets that are acquired or constructed with such Net Asset Sale Proceeds, ACEP or the applicable Subsidiary, as the case may be, promptly grants to the Collateral Trustee, on behalf of the present and future holders of the Secured Debt Obligations, a first-priority security interest on any such assets on the terms set forth in this Indenture and the Security Documents. Pending the final application of any Net Asset Sale Proceeds, ACEP (or the applicable Subsidiary) may otherwise invest the Net Asset Sale Proceeds in any manner that is not prohibited by this Indenture.
     Any Net Asset Sale Proceeds (including those Net Asset Sale Proceeds held in a Collateral Proceeds Account) from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $7.5 million, within 10 days thereof, the Issuers will make an offer (an “Asset Sale Offer”) on a pro rata basis to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Notes and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, those Excess Proceeds will be released from the Collateral Proceeds Account and ACEP may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the Security Documents. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis, based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased) or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.10 hereof or this Section 4.10, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.10 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Events of Loss.
     (a) In the case of an Event of Loss, ACEP or the affected Subsidiary, as the case may be, will deposit the Net Loss Proceeds received from such Event of Loss as Collateral in a Collateral Proceeds Account held by the Collateral Trustee to secure the Secured Debt Obligations. ACEP or the affected Subsidiary may apply such Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the property or asset affected by such Event of Loss (the “Subject Property”) with no concurrent obligation to offer to purchase any of the Notes so long as ACEP delivers to the Trustee within 180 days of such Event of Loss the below (collectively the “Required Documentation”):
     (1) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operated in, substantially the same condition as it existed prior to the Event of Loss within 365 days of delivering such opinion; and
     (2) an Officers’ Certificate certifying that ACEP has available from the Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above.
     (b) If within 90 days, ACEP or the affected Subsidiary has not received the Required Documentation or, within 365 days, ACEP has not applied the Net Loss Proceeds pursuant to the above paragraph, any Net Loss Proceeds from any Event of Loss that are not reinvested or not permitted to be reinvested as provided in the preceding paragraph will constitute “Excess Loss Proceeds”; provided that such 365-day period may be extended by an additional 180 days, prior to the end of such 365-day period, if ACEP or the affected Subsidiary, as the case may be, receives new Required Documentation replacing the previous 365-day period with a 545-day period. When the aggregate amount of Excess Loss Proceeds exceeds $7.5 million, within five days thereof, the Issuers will make an offer (an “Event of Loss Offer”) on a pro rata basis to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Notes and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, those Excess Proceeds will be released from the Collateral Proceeds Account and ACEP may use those Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture and the Security Documents. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the trustee will select the notes to be purchased on a pro rata basis, based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased) or required to be prepaid or redeemed. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.
     (c) In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to any Collateral having a Fair Market Value (or replacement cost, if greater) in excess of $7.5 million, ACEP or the affected Subsidiary, as the case may be, will be required to receive consideration with respect to such Event of Loss and with respect to any Event of Loss of any portion of the hotel, casino or parking structure and other property comprising part of the Properties, at least 75% of such consideration shall be in the form of cash or Cash Equivalents.
     (d) The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer, an Asset Sale Offer or an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with Sections 4.10, 4.11 or 4.16 hereof, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Sections 4.10, 4.11 or 4.16 hereof by virtue of such compliance.
Section 4.12 Transactions with Affiliates.
     (a) ACEP will not, and will not permit any of its Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of ACEP (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $500,000, unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to ACEP or the relevant Subsidiary than those that would have been obtained in a comparable transaction by ACEP or such Subsidiary with an unrelated Person; and
     (2) ACEP delivers to the Trustee:
     (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of ACEP set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.12(a); and
     (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to ACEP or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.12(a) hereof:
     (1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by ACEP or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;
     (2) transactions between or among ACEP and/or its Subsidiaries;
     (3) transactions with a Person that is an Affiliate of ACEP solely because ACEP owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;
     (4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of ACEP or any of its Subsidiaries;

     (5) any issuance of Equity Interests (other than Disqualified Stock) of ACEP to Affiliates of ACEP;
     (6) Restricted Payments that do not violate Section 4.07 hereof;
     (7) payment of fees and expense reimbursements due pursuant to that certain Consulting Agreement, dated as of February 20, 2008, by and between ACEP and Highgate Hotels, L.P., as in effect on the date of this Indenture; and
     (8) the issuance or resale of the Notes and payments of interest or principal in connection with the Notes.
Section 4.13 Liens.
     ACEP will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or Trade Payables on any asset, including, but not limited to the Capital Stock or other securities of any Subsidiary of ACEP, now owned or hereafter acquired, except Permitted Liens.
Section 4.14 Business Activities.
     ACEP will not, and will not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to ACEP and its Subsidiaries taken as a whole.
Section 4.15 Intentionally Omitted.
Section 4.16 Offer to Repurchase Upon Change of Control.
     (a) If a Change of Control occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a change of control offer (a “Change of Control Offer”) on the terms set forth in this Section 4.16. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten days following any Change of Control, the Issuers will provide to the Trustee a notice to be mailed or otherwise transmitted by the Trustee to each Holder describing the transaction or transactions that constitute the Change of Control and stating:
     (1) that the Change of Control Offer is being made pursuant to this Section 4.16 and that all Notes tendered will be accepted for payment;
     (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
     (3) that any Note not tendered will continue to accrue interest;

     (4) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.16, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.16 by virtue of such compliance.
     (b) On the Change of Control Payment Date, the Issuers will, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.
     (c) Upon receipt of the Change of Control Payment, the Paying Agent will promptly mail or wire transfer to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will, upon receipt of an Authentication Order, promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (d) The provisions described above in this Section 4.16 that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of

Control, this Indenture does not contain provisions that permit the Holders to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
     (e) The Issuers will not be required to make a Change of Control Offer upon a Change of Control if
     (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer,
     (2) notice of redemption has been given pursuant to Section 3.07 of this Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
Section 4.17 Limitation on Sale and Leaseback Transactions.
     ACEP will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction.
Section 4.18 Payments for Consent.
     ACEP will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.19 Insurance.
     The Company will, and will cause its Subsidiaries to:
     (a) keep their properties adequately insured at all times by reputable insurers;
     (b) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations;
     (c) maintain such other insurance as may be required by law;
     (d) obtain title insurance on all real property Collateral insuring the Collateral Trustee’s Lien on that property (and naming the Collateral Trustee as loss payee for the benefit of the present and future holders of the Secured Debt Obligations), subject only to Permitted Liens; and
     (e) maintain such other insurance as may be required by the Security Documents, if any.

Section 4.20 Additional Note Guarantees.
     If ACEP or any of its Subsidiaries acquires or creates another Domestic Subsidiary (other than an Immaterial Subsidiary) after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and (1) execute and deliver a supplemental indenture to the Trustee and supplemental Security Documents (including title insurance and surveys, if applicable) to the Collateral Trustee pursuant to which that Subsidiary will unconditionally guarantee all of the Issuers’ obligations under the Notes, this Indenture and the Security Documents on the terms set forth in this Indenture which will be secured by a first-priority Lien on terms substantially similar to the other Guarantors, (2) deliver to the Trustee an Opinion of Counsel that, subject to customary assumptions and exclusions, such supplemental indenture is enforceable against such Subsidiary and has been duly executed and delivered by such Subsidiary and (3) deliver to the Collateral Trustee an Opinion of Counsel that, subject to customary assumptions and exclusions, such Security Documents are enforceable and have been duly executed and delivered by such Subsidiary. The form of Note Guarantee and supplemental indenture are attached as Exhibits E and F hereto, respectively.
Section 4.21 Restrictions on Activities of ACEP Finance.
     Other than in connection with or incident to its obligations relating to the Notes (including any Exchange Notes issued pursuant to the Registration Rights Agreement) under this Indenture and its existence, ACEP Finance will not hold any assets, become liable for any obligations or engage in any business activities, including, without limitation, any business activities that would be the subject of the covenants set forth hereunder; provided, however, that ACEP Finance may be a co-obligor (or a guarantor) with respect to Indebtedness permitted to be incurred hereunder if ACEP is the primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by ACEP or one or more of ACEP’s Subsidiaries other than ACEP Finance. At any time after ACEP or any successor to ACEP is a corporation, ACEP Finance may consolidate or merge with or into ACEP or any Subsidiary of ACEP.
Section 4.22 Creation and Perfection of Certain Security Interests Post-Closing.
     To the extent certain security interests in the Collateral are not in place on the date of this Indenture or are not perfected on the date of this Indenture, the Issuers and the Guarantors will use their commercially reasonable efforts to do or cause to be done all such things that may be required, including obtaining any required consents from third Persons, to have all security interests in the Collateral duly created and enforceable and perfected, and to obtain title insurance promptly following the date of this Indenture, but in any event no later than 90 days thereafter. Except as provided in Section 12.09 hereof, failure to so create and perfect a security interest in the Collateral or to so obtain such title insurance within 90 days after the date of this Indenture shall constitute an Event of Default to the extent described in Section 6.01(7) hereof. For the avoidance of doubt, references in this paragraph to Collateral do not include Excluded Assets (as such term is defined in the Pledge and Security Agreement). Neither the Trustee nor the Collateral Trustee shall have any duty or responsibility to see to or monitor the performance of the Issuers and its Subsidiaries with regard to these matters.
ARTICLE 5
SUCCESSORS
Section 5.01 Merger, Consolidation, or Sale of Assets.
     ACEP shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not ACEP is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ACEP and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
     (1) either:
     (A) ACEP is the surviving corporation; or
     (B) the Person formed by or surviving any such consolidation or merger (if other than ACEP) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Person, as the case may be, being herein called the “Successor Issuer”); and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;
     (2) the Successor Issuer assumes all the obligations of ACEP under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee and under the Security Documents pursuant to agreements reasonably satisfactory to the Collateral Trustee;
     (3) immediately after such transaction, no Default or Event of Default exists; and
     (4) such transaction would not result in the loss or suspension or material impairment of any of ACEP’s or any Guarantor’s Material Gaming Licenses, unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment:
     (5) such transaction would not require any Holder or Beneficial Owner of Notes in their capacity as such to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction; and
     (6) ACEP has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, subject to customary assumptions and exclusions, each stating that such transaction complies with the terms of this Indenture.
     In addition, ACEP will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person. This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among ACEP and its Subsidiaries. Clause (3) of this Section 5.01 will not apply to:
     (1) any merger or consolidation of ACEP with or into one of its Subsidiaries for any purpose; or
     (2) with or into an Affiliate solely for the purpose of reincorporating ACEP in another jurisdiction.

Section 5.02 Successor Corporation Substituted.
     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of ACEP in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which ACEP is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to “ACEP” shall refer instead to the successor Person and not to ACEP), and may exercise every right and power of ACEP under this Indenture with the same effect as if such successor Person had been named as ACEP herein; provided, however, that ACEP, as predecessor, shall not be relieved from the obligation to pay the principal of, premium on, if any, interest and Special Interest, if any, on, the Notes except in the case of a sale of all of ACEP’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01 Events of Default.
     Each of the following is an “Event of Default”:
     (1) default for 30 days in the payment when due of interest and Special Interest, if any, on, the Notes;
     (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, the Notes;
     (3) failure by the Issuers or any of their Subsidiaries to comply with the provisions of Sections 4.11, 4.16 or 5.01 hereof;
     (4) failure by the Issuers or any of their Subsidiaries for 60 days after notice to the Issuers by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Security Documents; provided, however, except as provided in clause (7) below, that any such failure pursuant to this clause (4) with respect to any Security Documents will not be deemed to have occurred for purposes of the foregoing, and notice thereof shall not be deemed to have been delivered, until the delivery of notice and the expiration of all available grace periods provided for in the applicable Security Documents;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ACEP or any of its Subsidiaries (or the payment of which is guaranteed by ACEP or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:
     (A) is caused by a failure to pay principal of, premium on, if any, or interest on, if any, such Indebtedness when due (taking into account any grace period provided in such Indebtedness) (a “Payment Default”); or

     (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million;
     (6) failure by ACEP or any of its Subsidiaries to pay any final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;
     (7) (i) (a) any Security Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Security Documents) for a period of 30 days after ACEP or its relevant subsidiary receives notice thereof, (b) any of the Security Documents ceases to give the holders a valid, perfected security interest (except as permitted by the terms of the indenture or the Security Documents) for a period of 30 days after ACEP or its relevant subsidiary receives notice thereof or (c) ACEP or its relevant subsidiary fails to grant and perfect any security interest required by the Security Documents pursuant to Sections 4.22 or 12.09 hereof (except to the degree such failure would not constitute an Event of Default pursuant to Section 12.09 hereof), in each case with respect to Collateral having a Fair Market Value in excess of $5.0 million in the aggregate with respect to clauses (a), (b) and (c) above or (ii) the repudiation by the Issuers or any of their Subsidiaries of any of their material obligations under any Security Documents (except as permitted by the terms of the indenture or the Security Documents);
     (8) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, in any material respect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee (except as permitted by the terms of this Indenture or the Security Documents);
     (9) ACEP, ACEP Finance or any of ACEP’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of ACEP that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
     (A) commences a voluntary case,
     (B) consents to the entry of an order for relief against it in an involuntary case,
     (C) consents to the appointment of a custodian of it or for all or substantially all of its property,
     (D) makes a general assignment for the benefit of its creditors, or
     (E) generally is not paying its debts as they become due;
     (10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

     (A) is for relief against either Issuer or any of ACEP’s Subsidiaries that is a Significant Subsidiary or any group of ACEP’s Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (B) appoints a custodian of either Issuer or any of ACEP’s Subsidiaries that is a Significant Subsidiary or any group of ACEP’s Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of either Issuer or any of ACEP’s Subsidiaries that is a Significant Subsidiary or any group of ACEP’s Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
     (C) orders the liquidation of either Issuer or any of ACEP’s Subsidiaries that is a Significant Subsidiary or any group of ACEP’s Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; and
     (11) revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at any of the Properties (other than as a result of an Asset Sale) and such Property is the principal asset of a Significant Subsidiary or if such Property (considered separately) would constitute a Significant Subsidiary if it were the only asset in a Subsidiary; provided, that any Event of Default under this clause (10) shall be deemed cured if such Gaming License subsequently becomes effective or is replaced.
     Notwithstanding the foregoing, in the case of an Event of Default of the type specified in Section 6.01(5) above, such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if, within 20 days after such Event of Default arose, the Issuers deliver an Officer’s Certificate to the Trustee stating that:
     (1) the Indebtedness or guarantee that is the basis of such Event of Default has been discharged;
     (2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to the Event of Default; or
     (3) the default that is the basis for such Event of Default has been cured
Section 6.02 Acceleration.
     (a) In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof, with respect to ACEP, ACEP Finance, any Subsidiary of ACEP that is a Significant Subsidiary or any group of Subsidiaries of ACEP that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may, by written notice to the Trustee declare all the Notes to be due and payable immediately.
     (b) If an Event of Default occurs on or after June 15, 2012, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the principal intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default occurs prior to June 15, 2012, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then upon acceleration of the Notes, the Applicable Premium shall also become and be immediately due and payable, to the extent permitted by law.
Section 6.03 Other Remedies.
     (a) If an Event of Default occurs and is continuing, the Trustee may, subject to the Collateral Trust Agreement, pursue any available remedy to collect the payment of principal of, premium on, if any, interest and Special Interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     (b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
     The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
     Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.
Section 6.06 Limitation on Suits.
     In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no Holder of a note may pursue any remedy with respect to this Indenture or the Notes unless:

     (1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
     (3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
     (4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and
     (5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.
Section 6.07 Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.
Section 6.08 Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium on, if any, interest and Special Interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09 Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10 Priorities.
     If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including, but not limited to, payment of all compensation, expenses and liabilities incurred and indemnities, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Special Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Special Interest, if any, respectively; and
     Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11 Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01 Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this

Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
     (e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability in the performance of its duties hereunder or in the exercise of any of its rights or powers, if the Trustee shall have reasonable grounds for believing that repayment of funds or indemnities reasonably satisfactory to it against such risk or liability is not reasonably assured to it. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
     (f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
     (g) The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee shall have received written notice thereof.
     (h) The Trustee is not responsible, and shall not be liable for, any acts or omissions of the Collateral Trustee, except to the extent taken at the direction of the Trustee acting in its capacity as a Secured Debt Representative.
     (i) In no event shall the Trustee be responsible for lost profits, special or consequential damages or punitive damages arising out of, in connection with, or as a result of, this Indenture.

Section 7.02 Rights of Trustee.
     (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
     (d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer will be sufficient if signed by an Officer of such Issuer.
     (f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
     (g) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.
     (h) The right of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct.
Section 7.03 Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of an Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
Section 7.04 Trustee’s Disclaimer.
     The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Collateral, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05 Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, interest or Special Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06 Reports by Trustee to Holders of the Notes.
     (a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).
     (b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers will promptly notify the Trustee when the Notes are listed on any stock exchange.
Section 7.07 Compensation and Indemnity.
     (a) The Issuers will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Issuers and/or as otherwise agreed from time to time in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     (b) The Issuers and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and expenses and all Environmental Liabilities as defined in the Collateral Trust Agreement) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuers will pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

     (c) The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.
     (d) To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest and Special Interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
     (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
     (f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.
Section 7.08 Replacement of Trustee.
     (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
     (b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:
     (1) the Trustee fails to comply with any of its obligations hereunder;
     (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (3) a custodian or public officer takes charge of the Trustee or its property; or
     (4) the Trustee becomes incapable of acting.
     (c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee.
     (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
     (e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     (f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.
Section 7.09 Successor Trustee by Merger, etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 7.10 Eligibility; Disqualification.
     There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.
     This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).
Section 7.11 Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
Section 7.12 Appointment of Co-Trustee or Separate Trustee.
     (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the trust fund or property securing the same may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the trust fund, and to vest in such Person or Persons, in such capacity for the benefit of the Holders, such title to the trust fund, or any part thereof, and, subject to the other provisions of this Section 7.12, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.12 hereunder and no notice to Holders of the appointment of co-trustee(s) or separate trustee(s) shall be required hereunder.
     (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 7.12, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed by the Trustee, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the trust fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee. No trustee hereunder shall be held liable be reason of any act or omission of any other trustee hereunder. The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

     (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument or appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.
     (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney in fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
     The Issuers may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02 Legal Defeasance and Discharge.
     Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest or Special Interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
     (2) the Issuers’ obligations with respect to such Notes under Article 2 concerning issuing temporary notes, registration of notes and mutilated, destroyed, lost or stolen notes and Section 4.02 hereof;

     (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and
     (4) this Article 8.
     Subject to compliance with this Article 8, the Issuers may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03 Covenant Defeasance.
     Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21 and 4.22 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6), (7), (8), (11) and (12) hereof will not constitute Events of Default with respect to the Notes. In addition, the Collateral will be released and the Note Guarantees will be terminated and released upon Covenant Defeasance.
Section 8.04 Conditions to Legal or Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
     (1) the Issuers shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium on, if any, and interest and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
     (2) in the case of an election under Section 8.02 hereof, the Issuers shall deliver to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, reasonably acceptable to the Trustee confirming that:

     (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or
     (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel (subject to customary assumptions and exclusions) shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors are bound;
     (6) the Issuers shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and
     (7) the Issuers shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
     (a) Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Special Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

     (b) The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     (c) Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06 Repayment to Issuers.
     Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest and Special Interest, if any, has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.
Section 8.07 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium on, if any, interest or Special Interest, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01 Without Consent of Holders of Notes.
     (a) Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees:
     (1) to cure any ambiguity, omission, mistake, defect or inconsistency;

     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Issuers or such Guarantor pursuant to Article 5 or Article 10 hereof;
     (4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;
     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA, if the provisions of the TIA are incorporated into this Indenture;
     (6) to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Issuers’ Offering Memorandum dated August 11, 2009, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees or which intent may be evidenced by an Officers’ Certificate to that effect;
     (7) to release Collateral in accordance with the terms of this Indenture;
     (8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;
     (9) to comply with Section 5.01 hereunder; or
     (10) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted hereunder, including, without limitation to facilitate the issuance and administration of the Notes or to remove legends or restrictions that are no longer applicable; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes.
     (b) Upon the request of the Issuers accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02 With Consent of Holders of Notes.
     (a) Except as provided below in this Section 9.02, the Issuers and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.10, 4.10, 4.11 and 4.16 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or

Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
     (b) Upon the request of the Issuers accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
     (c) It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
     (d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.10, 4.10, 4.11 and 4.16 hereof);
     (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;
     (4) waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes;

     (7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.10, 4.10, 4.11 or 4.16 hereof);
     (8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;
     (9) release all or substantially all of the Collateral from the Lien hereunder, except in accordance with the terms of this Indenture; or
     (10) make any change in the preceding amendment and waiver provisions.
Section 9.03 Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.
Section 9.04 Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
Section 9.05 Notation on or Exchange of Notes.
     (a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
     (b) Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06 Trustee to Sign Amendments, etc.
     The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until the Board of Directors of the each Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent relating to such amended or supplemental indenture have been met.

ARTICLE 10
NOTE GUARANTEES
Section 10.01 Guarantee.
     (a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:
     (1) the principal of, premium on, if any, interest and Special Interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Special Interest, if any, on, the Notes, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
     (b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Subject to Section 6.06, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Issuer, any right to require a proceeding first against either of the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
     (c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
     (d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 10.02 Limitation on Guarantor Liability.
     Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 10.03 Execution and Delivery of Note Guarantee.
     (a) To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.
     (b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
     (c) If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
     (d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
     (e) In the event that the Company or any of its Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.20 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.20 hereof and this Article 10, to the extent applicable.
Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.
     (a) Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuers or another Guarantor, unless:
     (1) immediately after giving pro forma effect to such transaction, no Default or Event of Default exists; and
     (2) either:

          (a) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture and the Registration Rights Agreement on the terms set forth herein or therein, pursuant to a supplemental indenture and appropriate Security Documents; or
          (b) the Net Asset Sale Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.
     (b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
     (c) Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into either of the Issuers or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to either of the Issuers or another Guarantor.
     (d) In addition, any Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the same jurisdiction of organization of such Guarantor, in each case without being obligated to satisfy the requirements set forth above, provided that the entity into which such Guarantor is converted, unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture and appropriate Security Documents, unless such obligations are assumed or deemed assumed by such entity as a matter of applicable law, in which case execution of such documents is not required.
Section 10.05 Releases.
     (a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, then the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 and 4.11 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 and 4.11 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

     (b) Upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.
     Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, interest and Special Interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.
ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01 Satisfaction and Discharge.
     (a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder and all Liens securing the notes and obligations under the Indenture including the Note Guarantees will be released, when:
     (1) either:
          (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust have been delivered to the Trustee for cancellation; or
          (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and either of the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest and Special Interest, if any, on the Notes to the date of maturity or redemption;
     (2) in respect of subclause (b) of clause (1) of this Section 11.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting or Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either of the Issuers or any Guarantor is a party or by which either of the Issuers or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);
     (3) either of the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture (including, but not limited to all amounts owing to the Trustee); and

     (4) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 11.02 Application of Trust Money.
     Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, interest and Special Interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
     If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium on, if any, interest or Special Interest, if any, on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
Section 11.03 Repayment to Issuers.
     Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest and Special Interest, if any, has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

ARTICLE 12
COLLATERAL AND SECURITY
Section 12.01 Security Interest.
     The due and punctual payment of the principal of, premium, if any, interest and Special Interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, interest and Special Interest, if any, on, the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders of Notes or the Trustee and the Notes (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints The Bank of New York Mellon as the Trustee and as the Collateral Trustee, the Trustee hereby authorizes and appoints The Bank of New York Mellon as Collateral Trustee and each Holder of Notes and the Trustee direct the Collateral Trustee to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers and the Guarantors consent and agree to be bound by the terms of the Security Documents, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith. The Issuers will deliver to the Trustee (if the Trustee and the Collateral Trustee are different persons) copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents, to assure and confirm to the Collateral Trustee the security interest in the Collateral contemplated by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes.
Section 12.02 Collateral Trust Agreement.
     This Article Twelve and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement. Each of the Issuers and each Guarantor consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith.
Section 12.03 Equal and Ratable Sharing of Collateral by Holders of Secured Debt.
     (a) Notwithstanding:
     (1) anything to the contrary contained in the Security Documents;
     (2) the time of incurrence of any Secured Debt Obligations;
     (3) the order or method of attachment or perfection of any Liens security any Secured Debt Obligations;
     (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Secured Debt Obligations;

     (5) the time of taking possession or control over any Liens securing any Secured Debt Obligations;
     (6) that any Secured Debt Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or
     (7) the rules for determining priority under any law governing relative priorities of Liens, all Secured Debt Liens granted at any time by either of the Issuers or any Guarantor will secure, Equally and Ratably, all present and future Secured Debt Obligations.
     This Section 12.03(a) is intended for the benefit of, and shall be enforceable by, each present and future holder of Secured Debt Obligations, each present and future Secured Debt Lien Representative and the Collateral Trustee, as holder of Secured Debt Liens, in each case, as a third party beneficiary. No other Person shall be entitled to rely on, have the benefit of or enforce those provisions.
     (b) The Secured Debt Lien Representative of each future Secured Debt Obligation will be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Trustee and the Trustee at the time of incurrence of each such Series of Secured Debt Obligations.
Section 12.04 Release of Liens in Respect of Notes.
     The Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and holders of such other Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:
     (1) upon satisfaction and discharge of this Indenture as set forth in Article 11 hereof;
     (2) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth in Article 8 hereof;
     (3) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged; or
     (4) in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions set forth in Article 9 hereof.
     In addition, the Collateral Trustee’s Liens on the Collateral will be released upon the terms and subject to the conditions set forth in Section 4.1 of the Collateral Trust Agreement.
Section 12.05 Relative Rights
     Nothing in the Note Documents shall:
     (a) impair, as to the Issuers and the Holders of the Notes, the obligation of the Issuers to pay principal of, premium and interest and Special Interest, if any, on the Notes in accordance with their terms or any other obligation of the Issuers or any Guarantor; or

     (b) affect the relative rights of Holders of Notes as against any other creditors of the Issuers or any Guarantor (other than holders of Permitted Prior Liens or other Secured Debt Liens).
Section 12.06 Compliance with the Trust Indenture Act.
     (a) Any certificate or opinion required by TIA §314(d) may be made by an officer of the Issuers except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee.
     (b) Notwithstanding anything to the contrary in Section 12.06(a), the Issuers will not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.
Section 12.07 Collateral Trustee.
     Neither the Issuers or any of their Affiliates nor any Secured Debt Representative may serve as Collateral Trustee.
Section 12.08 Further Assurances.
     ACEP will (and will cause each of its Subsidiaries to), at ACEP’s or such Subsidiary’s sole cost and expense, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be reasonably required from time to time in order:
     (1) to carry out more effectively the express purposes of the Security Documents;
     (2) to subject to the Liens created by any of the Security Documents any of the properties, rights or interests required to be encumbered thereby and contemplated thereby;
     (3) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby and contemplated thereby; and
     (4) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Trustee any of the rights granted or now or hereafter intended by the parties thereto to be granted to the collateral trustee or under any other instrument executed in connection therewith or granted to ACEP under the Security Documents or under any other instrument executed in connection therewith.
Section 12.09 Post Closing Deliverables.
     With respect to any leasehold estate held by the Issuers or any Guarantors, as tenant, the Issuers and the Guarantors shall be required for 90 days after the date of this Indenture to use their commercially reasonable efforts to obtain landlord consents so as to enable such Issuers or Guarantors to create and perfect a security interest on any such leasehold estate promptly following the date of this Indenture; provided that failure to obtain such landlord consent, so long as such commercially reasonable efforts are used, shall not constitute an Event of Default under Section 6.01 hereof; provided further that with respect to any such leasehold estate for which such consent is granted, the Issuers and the Guarantors must create and perfect a security interest (and obtain title insurance) in such leasehold estate within 90 days of obtaining such consent, and failure to create and perfect such security interest in 90 days will constitute an Event of Default under Section 6.01 hereof.
Section 12.10 Gaming License.
     In the event of a foreclosure, deed in lieu of foreclosure or other similar transfer of any of the Properties to the Collateral Trustee or its designee, the relevant Property Owner Borrower shall, and shall cause all of its Subsidiaries and Affiliates to cooperate in good faith with the Collateral Trustee or its designee in obtaining all Gaming Licenses and other governmental approvals necessary to conduct all gaming operations at the Properties and shall, at the request of the Collateral Trustee, continue to operate and manage the Properties and maintain all applicable Gaming Licenses with respect to the Properties until such time as the Collateral Trustee or its designee obtains such licenses and approvals and at such time the relevant Property Owner Borrower shall, and shall cause its Subsidiaries and Affiliates to reasonably cooperate with the transition of the gaming operations to any new gaming operator (including, without limitation, the Collateral Trustee or its designee).
ARTICLE 13
MISCELLANEOUS
Section 13.01 Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.
Section 13.02 Notices.
     (a) Any notice or communication by the Issuers or any Guarantor, on the one hand, or the Trustee, on the other hand, to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuers and/or any Guarantor:
c/o American Casino & Entertainment Properties LLC
2000 Las Vegas Boulevard South
Las Vegas, Nevada 89104
Attention: General Counsel
Telephone:
Facsimile:
          with copies to:
Whitehall Street Global Real Estate Limited Partnership 2007
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Whitehall Chief Financial Officer
Telephone:

Facsimile:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta, Esq. and Neal McKnight, Esq.
Telephone: (212) 558-4000
Facsimile: (212) 558-3588
If to the Trustee:
The Bank of New York Mellon
101 Barclay — 4 East
New York, New York 10286
Telephone: (212) 815-5432
Facsimile No.: (212) 815-5917
Attention: Anthony Bausa
                 GS-ACEP
     (b) Each of the Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
     (c) All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
     (d) Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
     (e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     (f) If the Issuers mail a notice or communication to Holders, they will mail a copy to the Trustee and each Agent at the same time.
Section 13.03 Communication by Holders of Notes with Other Holders of Notes.
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
Section 13.04 Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall, to the extent requested by the Trustee, furnish to the Trustee either or both of the following:

     (1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and/or
     (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof and which may be based on an Officers’ Certificate with respect to factual matters) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied.
Section 13.05 Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition, as applicable, has been satisfied; and
     (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant, as applicable, has been satisfied.
Section 13.06 Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.
     No director, officer, employee, incorporator manager (or managing member), direct or indirect member, partner or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Section 13.08 Governing Law.
     THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09 No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.10 Successors.
     All agreements of the Issuers in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.
Section 13.11 Severability.
     In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 13.12 Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
Section 13.13 Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
[Signatures on following page]

SIGNATURES
Dated as of August 14, 2009

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC,		ACEP FINANCE CORP.,
a Delaware limited liability company		a Delaware corporation

By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy	By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy
	Title: Authorized Signatory		Title: Authorized Signatory

STRATOSPHERE LLC,		STRATOSPHERE GAMING LLC,
a Delaware limited liability company		a Nevada limited liability company

By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy	By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy
	Title: Authorized Signatory		Title: Authorized Signatory

STRATOSPHERE LAND LLC,		AQUARIUS GAMING LLC,
a Delaware limited liability company		a Nevada limited liability company

By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy	By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy
	Title: Authorized Signatory		Title: Authorized Signatory

CHARLIE’S HOLDING LLC,		ARIZONA CHARLIE’S, LLC,
a Delaware limited liability company		a Nevada limited liability company

By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy	By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy
	Title: Authorized Signatory		Title: Authorized Signatory

FRESCA LLC,		STRATOSPHERE DEVELOPMENT, LLC,
a Nevada limited liability company		a Delaware limited liability company

By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy	By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy
	Title: Authorized Signatory		Title: Authorized Signatory

STRATOSPHERE LEASING, LLC,		STRATOSPHERE ADVERTISING AGENCY LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/S/ Oleg Yablonovskiy
	Name: Oleg Yablonovskiy Title: Authorized Signatory	By:	Name:
Title:

W2007 ACEP FIRST MEZZANINE A GEN-PAR, L.L.C.,		W2007 ACEP FIRST MEZZANINE A BORROWER, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Oleg Yablonovskiy	By:	W2007 ACEP First Mezzanine A Gen-Par,

	Name: Oleg Yablonovskiy		L.L.C., a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy
Title: Authorized Signatory

W2007 ACEP FIRST MEZZANINE B GEN-PAR, L.L.C.,		W2007 ACEP FIRST MEZZANINE B BORROWER, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Oleg Yablonovskiy	By:	W2007 ACEP First Mezzanine B Gen-Par,

	Name: Oleg Yablonovskiy		L.L.C., a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy
Title: Authorized Signatory

W2007 STRATOSPHERE GEN-PAR, L.L.C.,		W2007 STRATOSPHERE PROPCO, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Oleg Yablonovskiy	By:	W2007 Stratosphere Gen-Par,

	Name: Oleg Yablonovskiy		L.L.C., a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Oleg Yablonovskiy Name: Oleg Yablonovskiy
Title: Authorized Signatory

W2007 STRATOSPHERE LAND GEN-PAR, L.L.C.,		W2007 STRATOSPHERE LAND PROPCO, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Oleg Yablonovskiy	By:	W2007 Stratosphere Land Gen-Par,

	Name: Oleg Yablonovskiy		L.L.C., a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Oleg Yablonovskiy

Name: Oleg Yablonovskiy
Title: Authorized Signatory

W2007 AQUARIUS GEN-PAR, L.L.C.,		W2007 AQUARIUS PROPCO, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Oleg Yablonovskiy	By:	W2007 Aquarius Gen-Par,

	Name: Oleg Yablonovskiy		L.L.C., a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Oleg Yablonovskiy

Name: Oleg Yablonovskiy
Title: Authorized Signatory

W2007 ARIZONA CHARLIE’S GEN-PAR, L.L.C.,		W2007 ARIZONA CHARLIE’S PROPCO, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Oleg Yablonovskiy	By:	W2007 Arizona Charlie’s Gen-Par,

	Name: Oleg Yablonovskiy		L.L.C., a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Oleg Yablonovskiy

Name: Oleg Yablonovskiy
Title: Authorized Signatory

W2007 FRESCA GEN-PAR, L.L.C.,		W2007 FRESCA PROPCO, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Oleg Yablonovskiy	By:	W2007 Fresca Gen-Par,

	Name: Oleg Yablonovskiy		L.L.C., a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Oleg Yablonovskiy

Name: Oleg Yablonovskiy
Title: Authorized Signatory

The Bank of New York Mellon
By:	/S/ Anthony Bausa
	Name:	Anthony Bausa
	Title:	Senior Associate

[Face of Note]
[INSERT OID LEGEND, IF APPLICABLE]
CUSIP:
ISIN:
11% Senior Secured Notes due 2014

No.	$
AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
ACEP FINANCE CORP.
promises to pay to                                          or registered assigns,
the principal sum of                                          DOLLARS on June 15, 2014.
Interest Payment Dates: June 15 and December 15, beginning December 15, 2009
Record Dates: June 1 and December 1
Dated: August 14, 2009
[Signatures to follow]
 A2-1

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
By:
Name:
Title:

ACEP FINANCE CORP.
By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture: THE BANK OF NEW YORK MELLON, as Authenticating Agent
By:
Authorized Signatory

 A2-1

[Back of Note]
11% Senior Secured Notes due 2014
[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
     Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     (1) Interest. American Casino & Entertainment Properties LLC, a Delaware limited liability company (“ACEP” or the “Company,” and an “Issuer”), and ACEP Finance Corp. (“ACEP Finance,” and an “Issuer”) promise to pay or cause to be paid interest on the principal amount of this Note at 11% per annum from December 15, 2009 until maturity and shall pay the Special Interest, if any, payable pursuant to Section 2(c) of the Registration Rights Agreement. The Issuers will pay interest and Special Interest, if any, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be December 15, 2009. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     (2) Method of Payment. The Issuers will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, interest and Special Interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, interest and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that Special Interest may be paid through the issuance of additional Notes having an Accreted Value at the time of issuance equal to the amount of Special Interest so paid.
     (3) Paying Agent and Registrar. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. An Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.
     (4) Indenture. The Issuers issued the Notes under an Indenture dated as of August 14, 2009 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers limited to $375.0 million in aggregate principal amount, plus amounts, if any, issued to pay Special Interest on outstanding Notes as set forth in Paragraph 2 hereof.
          (5) Optional Redemption.
     (a) At any time prior to June 15, 2012, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 111% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by ACEP; provided that:
     (1) at least 50% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Issuers and their Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
     (b) In addition, not more than once during each twelve-month period ending on June 15 of 2010, 2011 and 2012, the Issuers may redeem up to 5% of the aggregate principal amount of Notes issued on the date of this Indenture, in each such twelve-month period, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 102% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date).
     (c) At any time prior to June 15, 2012, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
     (d) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to June 15, 2012.
     (e) On or after June 15, 2012, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	105.500%
2013 and thereafter	100.000%
     Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

     (f) Any redemption pursuant to this Paragraph 5 shall be made pursuant to the provisions of clauses (a) through (e) hereof.
          (6) Mandatory Redemption.
          (a) If the Gaming Authority of any jurisdiction in which the Issuers or any of their subsidiaries do business, now or in the future, requires that a Person who is a Holder or the Beneficial Owner of Notes be licensed, qualified or found suitable under applicable Gaming Laws and such Holder or Beneficial Owner, as the case may be, does not receive a license or is found unsuitable, the Issuers shall have the right, at their option, to either require such Person to dispose of its Notes or beneficial interest therein within 30 days (or such earlier date as required by the applicable Gaming Laws or Gaming Authority), or redeem such Notes. If the Issuers choose to redeem such Notes, they shall redeem such Notes at a redemption price for each $1,000 principal amount of notes equal to:
               (i) the lesser of
                              (a) $1,000 plus accrued and unpaid interest, including Special Interest, if any, to a date specified by the Issuers or
                              (b) the price at which such Holder or Beneficial Owner acquired the Notes, together with accrued and unpaid interest, including Special Interest, if any, to a date specified by the Issuers; or
               (ii) such other amount as may be required by applicable law or by order of any applicable Gaming Authority.
          (b) Other than in connection with the provisions described in clause (a) of this Paragraph 6 the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.
          (7) Repurchase at the Option of Holder.
          (a) If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Paragraph 7. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, the Issuers will provide to the Trustee a notice to be mailed or otherwise transmitted by the Trustee to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or transmitted, pursuant to the procedures required by this Paragraph 7 and described in such notice.
          (b) If either Issuer or any Subsidiary consummates any Asset Sales, within ten days of each date on which the aggregate amount of Excess Proceeds exceeds $7.5 million, the Issuers will make an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, if on or after June 15, 2012, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
     (8) Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.
     (9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.
     (10) Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.
     (11) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture, the Notes, the Note Guarantees to any provision of the “Description of Notes” section of the Company’s Offering Memorandum dated August 11, 2009, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees, which intent may be evidenced by an Officers’ Certificate to that effect, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.
     (12) Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest and Special Interest, if any, on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Issuers or any of their Subsidiaries to comply with the provisions of Sections 4.10, 4.11, 4.16 or 5.01 of the Indenture; (iv) failure by the Issuers or any of their Subsidiaries for 60 days after notice to the Issuers by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the indenture or the Security Documents; provided, however, except as provided in clause (vii) below, that any such failure with respect to any Security Documents will not be deemed to have occurred for purposes of the foregoing, and notice thereof shall not be deemed to have been delivered, until the delivery of notice and the expiration of all available grace periods provided for in the applicable Security Documents; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ACEP or any of its Subsidiaries (or the payment of which is guaranteed by ACEP or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default (A) is caused by a failure to pay principal of, premium on, if any, or interest or Special Interest, if any, on, such Indebtedness when due (taking into account any grace period provided in such Indebtedness) (a “Payment Default”); or results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million; (vi) failure by ACEP or any of its Subsidiaries to pay any final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days; (vii) (1) (a) any Security Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Security Documents) for a period of 30 days after ACEP or its relevant subsidiary receives notice thereof, (b) any of the Security Documents ceases to give the holders a valid, perfected security interest (except as permitted by the terms of the indenture or the Security Documents) for a period of 30 days after ACEP or its relevant subsidiary receives notice thereof or (c) ACEP or its relevant subsidiary fails to grant and perfect any security interest required by the Security Documents, in each case with respect to Collateral having a Fair Market Value in excess of $5.0 million in the aggregate with respect to clauses (a), (b) and (c) above or (2) the repudiation by the Issuers or any of their Subsidiaries of any of their material obligations under any Security Documents (except as permitted by the terms of the indenture or the Security Documents) (viii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, in any material respect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee (except as permitted by the terms of this Indenture or the Security Documents); (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (x) revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at any of the Properties (other than as a result of an Asset Sale) and such Property is the principal asset of a Significant Subsidiary or if such Property (considered separately) would constitute a Significant Subsidiary if it were the only asset in a Subsidiary; provided, that any Event of Default under this clause (x) shall be deemed cured if such Gaming License subsequently becomes effective or is replaced. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium or Special Interest, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     (13) Trustee Dealings with Issuers. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for each Issuer or any of its Affiliates, and may otherwise deal with each Issuer or any of its Affiliates, as if it were not the Trustee.
     (14) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of any Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
     (15) Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     (16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     (17) Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of August 14, 2009, among the Issuers, the Guarantors and the other parties named on the signature pages thereof (the “Registration Rights Agreement”).
     (18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
     (19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:
American Casino & Entertainment Properties
ACEP Finance Corp.
2000 Las Vegas Blvd South
Las Vegas, NV 89104
Attention: General Counsel

Assignment Form
     To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10, 4.11 or 4.16 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.11	☐ Section 4.16
     If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10, Section 4.11 or Section 4.16 of the Indenture, state the amount you elect to have purchased:
$_______________
Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[To be inserted for Rule 144A Global Note]
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

	Amount of Decrease in	Amount of Increase in	Principal Amount	Signature of
	Principal Amount at	Principal Amount at	of this Global Note	Authorized Officer
	Maturity	Maturity	Following such	of Trustee or
Date of Exchange	of this Global Note	of this Global Note	decrease (or increase)	Custodian

[To be inserted for Regulation S Global Note]
SCHEDULE OF EXCHANGES OF REGULATION S GLOBAL NOTE
     The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note or of other Restricted Global Notes for an interest in this Regulation S Global Note, have been made:

	Amount of Decrease in	Amount of Increase in	Principal Amount	Signature of
	Principal Amount at	Principal Amount at	of this Global Note	Authorized Officer
	Maturity	Maturity	Following such	of Trustee or
Date of Exchange	of this Global Note	of this Global Note	decrease (or increase)	Custodian

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
American Casino & Entertainment Properties LLC
ACEP Finance Corp.
2000 Las Vegas Blvd South
Las Vegas, NV 89104
The Bank of New York Mellon, as Trustee and Registrar
101 Barclay – 4 East
New York, New York 10286
     Re: 11% Senior Secured Notes due 2014
     Reference is hereby made to the Indenture, dated as of August 14, 2009 (the “Indenture”), among American Casino & Entertainment Properties LLC, a Delaware limited liability company (the “Company”), ACEP Finance Corp., a Delaware Corporation (“ACEP Finance,” together the Company, collectively, the “Issuers”), the Guarantors party thereto and The Bank of New York Mellon as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                                             , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
     1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
     2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note, and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
     3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
     (a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
     (b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;
or
     (c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;
or
     (d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) [if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000,] an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.
     4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
     (a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement

Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
     (b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
     (c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
     This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:
     Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1. The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
     (a) ☐ a beneficial interest in the:
          (i)   ☐ 144A Global Note (CUSIP ___), or
          (ii)  ☐ Regulation S Global Note (CUSIP ___), or
          (iii) ☐ IAI Global Note (CUSIP ___); or
     (b) ☐ a Restricted Definitive Note.
2. After the Transfer the Transferee will hold:
[CHECK ONE]
     (a) ☐ a beneficial interest in the:
          (i)   ☐ 144A Global Note (CUSIP ___), or
          (ii)  ☐ Regulation S Global Note (CUSIP ___), or
          (iii) ☐ IAI Global Note (CUSIP ___); or
          (iv) ☐ Unrestricted Global Note (CUSIP ___); or
     (b) ☐ a Restricted Definitive Note; or
     (c) ☐ an Unrestricted Definitive Note,
     in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
American Casino & Entertainment Properties LLC
ACEP Finance Corp.
2000 Las Vegas Boulevard South
Las Vegas, Nevada 89104
The Bank of New York Mellon, as Trustee and Registrar
101 Barclay – 4 East
New York, New York 10286
     Re: 11% Senior Secured Notes due 2014
(CUSIP ____________)
     Reference is hereby made to the Indenture, dated as of August 14, 2009 (the “Indenture”), among American Casino & Entertainment Properties LLC, a Delaware limited liability company (the “Company”), ACEP Finance Corp., a Delaware Corporation (“ACEP Finance,” together the Company, collectively, the “Issuers”), the Guarantors party thereto and The Bank of New York Mellon as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                                             , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
     1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
     (a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     (b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     (c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for

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a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     (d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
     2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes
     (a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
     (b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note, Regulation S Global Note, IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
     This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]
Dated: _________	By:
Name:
Title:

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EXHIBIT D
FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
American Casino & Entertainment Properties LLC
ACEP Finance Corp.
2000 Las Vegas Boulevard South
Las Vegas, Nevada 89104
The Bank of New York Mellon
101 Barclay – 4 East
New York, New York 10286
     Re: 11% Senior Secured Notes due 2014
     Reference is hereby made to the Indenture, dated as of August 14, 2009 (the “Indenture”), among American Casino & Entertainment Properties LLC, a Delaware limited liability company (the “Company”), ACEP Finance Corp., a Delaware Corporation (“ACEP Finance,” together the Company, collectively, the “Issuers”), the Guarantors party thereto and The Bank of New York Mellon as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
     In connection with our proposed purchase of $___aggregate principal amount of:
     (a) ☐ a beneficial interest in a Global Note, or
     (b) ☐ a Definitive Note,
     we confirm that:
     1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
     2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and[, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000,] an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

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     3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.
     4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
     5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
     You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: _______________________

D-2

EXHIBIT E
[FORM OF NOTATION OF GUARANTEE]
     For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of August 14, 2009 (the “Indenture”) among American Casino & Entertainment Properties LLC, a Delaware limited liability company (the “Company”), ACEP Finance Corp., a Delaware Corporation (“ACEP Finance,” together the Company, collectively, the “Issuers”), the Guarantors party thereto and The Bank of New York Mellon as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium on, if any, and interest and Special Interest, if any, on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, interest and Special Interest, if any, on, the Notes, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.
     Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name of Guarantor(s)]
By:
Name:
Title:

 E-1

EXHIBIT F
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
     Supplemental Indenture (this “Supplemental Indenture”), dated as of ___, among ___ (the “Guaranteeing Subsidiary”), a subsidiary of American Casino & Entertainment Properties LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, ACEP Finance Corp., a Delaware corporation (“ACEP Finance,” together with the Company, collectively, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 14, 2009 providing for the issuance of 11% Senior Secured Notes due 2014 (the “Notes”);
     WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.
     4. No Recourse Against Others. No director, officer, employee, incorporator, or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
     5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
 F-1

EXHIBIT F
     6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

F-2

EXHIBIT F
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
     Dated: ___, 20___

[Guaranteeing Subsidiary]

By:

Name: Title:

ISSUERS:

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC, a Delaware limited liability company

By:

Name: Title:

ACEP FINANCE CORP., a Delaware corporation

By:

Name: Title:

[Existing Guarantors]

By:

Name: Title:

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By:

Authorized Signatory

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